THIS SECTION IS TAKEN FROM THE MINUTES OF:


THE LIPPER FUNDS, INC.
MINUTES OF THE REGULAR
MEETING OF THE BOARD OF DIRECTORS
Held on Friday, March 26, 1999 at 2:30 p.m.


OTHER BUSINESS

	Finally, Mr. Lipper noted that the objective for the High Income Bond
Fund was
proposed to be revised as follows:  to achieve high total return with capital preservation.
Mr. Block reminded the Directors that the Fund's investment objective is nonfundamental and can be amended without shareholder approval.  Mr. Block further
stated that shareholders would be notified of the change in advance.  He stated
that it was
a descriptive change which would not impact the management of the Portfolio.
Following discussion, upon motion duly made and seconded, the following resolutions
were unanimously approved:
	RESOLVED,	the proposal by Lipper & Company, L.L.C. to allow the Lipper
High Income Bond Fund to revise the investment objective to
achieve high total return with capital preservation, is hereby approved; and it is

	FURTHER
	RESOLVED,	that the appropriate officers of the Company, and each of
them
hereby is, authorized and instructed to take any and all such actions as they deem necessary and appropriate to effectuate the purpose and intent of the foregoing resolution, including the filing of disclosure documents with the Securities and Exchange
Commission, state regulatory authorities, and other appropriate agencies or bodies and the execution of all pertinent documents and filings.